Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Source: MultiCell Technologies Inc.

CONTACT: Jerry Newmin, Chairman, CEO and President (401) 738-7560

MultiCell Announces New Stock Symbol MUCL, Reflecting Transformation of Company

Warwick, RI - June 22, 2004 - MultiCell Technologies, Inc. (MUCL.OB), the leading provider of immortalized human liver cells to the pharmaceutical industry, today announced that effective at the opening of trading today June 22, 2004, the Company's trading symbol on the OTCBB has changed from "EXTI" to "MUCL",

From June 17, 1994 through June 21, 2004, shares of MultiCell common stock traded under the symbol "EXTI.OB," for Exten Industries, MultiCell's former name.

W. Gerald Newmin, Chairman, Chief Executive Officer and President, stated, "The new stock symbol reflects the completion of our merger and the transformation of the Company which began with the acquisition of MultiCell in 2001. We have evolved from a single product medical device company to a cellular products company with multiple applications, now and in the future, for our unique cellular products. The name change, which was announced on March 24, 2004, and the new stock symbol more accurately reflect our core business and the opportunities we gained when we purchased and then merged with MultiCell, adopting its name."

MultiCell Technologies, Inc. provides non-tumorigenic functional hepatic (liver) cells and cell lines to pharmaceutical companies for induction studies as well as for toxicity screening for drug discovery. For pricing and delivery information, contact MultiCell's marketing and manufacturing licensee, XenoTech, LLC of Lenexa, KS, telephone (913) 438-7450. MultiCell's cellular product expertise also enables production of biologics for use in diagnostic and therapeutic applications, as well as production of liver-derived therapeutic proteins. The Company's majority-owned Xenogenics subsidiary owns all rights to the Sybiol® synthetic bio-liver device.

MultiCell's corporate and research headquarters are at 55 Access Road, Suite 700, in Warwick, Rhode Island, Telephone (401) 738-7560. For more information about MultiCell and its Xenogenics subsidiary, visit www.multicelltechnologies.com. The company's new website will be unveiled later this month.

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The matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission including the Company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. The Company disclaims any intent or obligation to update these forward-looking statements.